Exhibit 99.1

Citius Pharmaceuticals Advances Mino-Lok® Phase 3 Trial Achieving 85 of 92 Events to Date

CRANFORD, N.J., April 24, 2023 -- Citius Pharmaceuticals, Inc. ("Citius" or the "Company") (Nasdaq: CTXR), a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, today announced that it has advanced its clinical trial for Mino-Lok®, an antibiotic lock solution to salvage catheters in patients with catheter-related bloodstream infections. Of the 92 events required to complete the trial, the Company estimates that 85 events have been achieved to date. The trial has enrolled 190 patients, of which 16 patients are in active treatment or pending study completion data review, which may result in additional events. The multi-center Mino-Lok® Phase 3 trial continues to recruit patients at 35 clinical trial sites in the U.S. and India.

“We are encouraged by the progress of our Phase 3 Mino-Lok® trial in 2023. Last year, we announced the addition of multiple trial sites in India to expedite trial completion. With an estimated 85 achieved events to date, we believe we are nearing the finish line,” stated Leonard Mazur, Chairman and CEO of Citius.

Mino-Lok® Phase 3 Trial Design

The Mino-Lok® Phase 3 pivotal superiority trial (NCT02901717) is a multi-center, randomized, open-label, blinded study to determine the efficacy and safety of Mino-Lok® (MLT), a novel antibiotic lock therapy that combines minocycline with edetate disodium. The primary endpoint for this study is the time (in days following randomization) to a catheter failure event between randomization and TOC (Week 6) in the Intent-to-Treat (ITT) Population. Additional secondary outcome measures include overall success, microbiological eradication, and clinical cure, among others.

Patients diagnosed with catheter related blood stream infections (CRBSI/CLABSI) and who meet all necessary criteria for the study are randomized in a 1:1 ratio to receive either Mino-Lok® therapy or standard of care antibiotic lock therapy.

Patients in the Mino-Lok® arm receive one MLT dose daily with a dwell time of two to four hours for a total of seven doses. For subjects in the Control arm, the investigator determines the antibiotic used in the lock, dose, dwell time, and number of days of administration based on institutional standards or Infectious Diseases Society of America (IDSA) guidelines.

About Mino-Lok®

Mino-Lok® is an antibiotic lock solution to treat patients with catheter-related blood stream infections that Citius has licensed from The University of Texas MD Anderson Cancer Center. Citius believes Mino-Lok® provides a superior alternative to removing and replacing a central venous catheter (CVC), leading to a reduction in serious adverse events and cost savings to the healthcare system. If approved, Mino-Lok® would be the first and only FDA-approved treatment that salvages central venous catheters that cause central line-related blood stream infections.

About Citius Pharmaceuticals, Inc.

Citius is a late-stage biopharmaceutical company dedicated to the development and commercialization of first-in-class critical care products, with a focus on oncology, anti-infectives in adjunct cancer care, unique prescription products, and stem cell therapies. The Company's diversified pipeline includes two late-stage product candidates, Mino-Lok®, an antibiotic lock solution for the treatment of patients with catheter-related bloodstream infections, which is currently enrolling patients in a Phase 3 Pivotal superiority trial, and I/ONTAK (E7777), a novel IL-2R immunotherapy for an initial indication in CTCL, for which a BLA is under review by the FDA.  Mino-Lok® was granted Fast Track designation by the FDA. I/ONTAK has received orphan drug designation by the FDA for the treatment of CTCL and PTCL. At the end of March 2023, Citius completed enrollment in its Phase 2b trial of CITI-002, a topical formulation for the relief of hemorrhoids. For more information, please visit www.citiuspharma.com.

Safe Harbor

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "plan," "should," and "may" and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks relating to the results of research and development activities, including those from existing and new pipeline assets, including Mino-Lok; the estimated markets for our product candidates and the acceptance thereof by any market; the ability of our product candidates to impact the quality of life of our target patient populations; our ability to commercialize our products if approved by the FDA; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; the early stage of products under development; our need for substantial additional funds; our dependence on third-party suppliers; our ability to procure cGMP commercial-scale supply; market and other conditions; our ability to attract, integrate, and retain key personnel; risks related to our growth strategy; patent and intellectual property matters; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; government regulation; competition; as well as other risks described in our SEC filings. These risks have been and may be further impacted by Covid-19 and could be impacted by any future public health risks. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission (“SEC”) filings which are available on the SEC’s website at www.sec.gov, including in our Annual Report on Form 10-K for the year ended September 30, 2022, filed with the SEC on December 22, 2022, and updated by our subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor Contact:

Ilanit Allen

ir@citiuspharma.com

908-967-6677 x113

Media Contact:

STiR-communications

Greg Salsburg

Greg@STiR-communications.com